Exhibit 99.1

May 10, 2005	PR05-08

CANYON RESOURCES REPORTS FIRST QUARTER FINANCIAL RESULTS

     GOLDEN, CO — Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced a net loss of $2.3 million, or $0.08 per share, for the three months ended March 31, 2005, compared to a net loss of $3.9 million, or $0.15 per share, for the comparable period of 2004. Cash and cash equivalents at March 31, 2005 were $6.23 million.

     Gold production from the Briggs Mine during the first quarter of 2005 was 2,634 ounces, and sales were 2,365 ounces of gold at an average price of $424 per ounce. For the comparable period of 2004, gold production was 5,681 ounces and sales were 4,540 ounces of gold at an average realized price of $383 per ounce. The New York Commodity Exchange (COMEX) gold price averaged $428 and $409 per ounce for the three months ended March 31, 2005 and 2004, respectively.

     On March 1, 2005, the outstanding balance on the Company’s convertible debentures, $2,424,000, became due. The Company repaid $924,000 of principal, debentures representing $675,000 of principal were converted into common stock, and $825,000 of the debentures were extended to March 2011.

     On March 15, 2005, the Company completed a financing which raised a total of $3,148,417 ($3,101,000 after expenses) through the sale of 4,366,734 units. Each unit consisted of one share of common stock and one-half warrant. In addition, in connection with the conversion of debentures described in the preceding paragraph, an additional 936,198 units were issued at the same terms and conditions, resulting in an aggregate issuance of 5,302,932 shares of common stock and warrants to purchase 2,651,466 shares of common stock. The warrants are exercisable from September 22, 2005 through March 14, 2008, at an exercise price of $1.03 per share. The shares were registered through a shelf registration statement. The shares to be obtained through the exercise of the warrants are unregistered.

     During the first quarter, the Company commenced its due diligence efforts in connection with an option to purchase the Hycroft Mine in Nevada, spending approximately $0.1 million of an aggregate commitment of $0.5 million.

     The Company will be holding a conference call to discuss first quarter results and the status of other corporate activities for all interested parties at 4:00 p.m., EST, Thursday, May 12, 2005. Persons desiring to attend and listen in to the conference call can do so by logging on to www.actioncast.acttel.com, event ID 28938.

     In addition to producing gold from its Briggs Mine in California, Canyon owns the Seven-Up Pete Venture which owns the McDonald Gold Project in Montana that is constrained from current development by the anti-mining initiative, I-137.

(See Table on Reverse Side)

Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to speculative nature of mineral exploration, precious metal prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President, (303) 278-8464
Gary Huber, VP Finance, (303) 278-8464

Canyon Resources Corporation and Subsidiaries
Summarized Financial and Production Information
(Unaudited)

	Three months ended March 31,
	2005	2004
STATEMENTS OF OPERATIONS
Revenue	$1,002,200	$1,737,500
Cost of sales (exclusive of depreciation, depletion and amortization)	1,130,200	2,355,100
Depreciation, depletion and amortization	909,900	1,102,600
Selling, general and administrative	608,500	1,998,300
Exploration and development costs	171,300	214,400
Accretion expense	33,500	43,300
Debenture conversion expense	448,200	—
Other income (expense), net	(8,500)	99,700

Net loss	($2,307,900)	($3,876,500)

Basic and diluted net loss per share	($0.08)	($0.15)

Weighted average shares outstanding	30,268,200	26,377,900

CASH FLOW
Cash and cash equivalents, beginning of year	$4,638,300	$4,139,800
Net cash used in operating activities	(561,800)	(2,375,100)
Net cash used in investing activities	(14,800)	(381,200)
Issuance of common stock and warrants	3,100,900	7,947,700
Payments on debt	(924,000)	—
Payments on capital lease obligations	(4,000)	(4,900)

Cash and cash equivalents, end of period	$6,234,600	$9,326,300

BALANCE SHEET
	Mar. 31, 2005	Dec. 31, 2004

Assets
Current assets	$8,264,200	$7,741,900
Noncurrent assets	17,207,300	17,873,100

Total assets	$25,471,500	$25,615,000

Liabilities and Stockholders’ Equity
Current liabilities	$2,742,800	$5,279,800
Notes payable — long term	825,000	—
Other noncurrent liabilities	3,883,500	4,231,200
Stockholders’ equity	18,020,200	16,104,000

Total liabilities and stockholders’ equity	$25,471,500	$25,615,000

PRODUCTION and SALES DATA	Three months ended March 31,
	2005	2004
Gold production (oz)	2,634	5,681
Gold sales (oz)	2,365	4,540
Per ounce amounts:
- Average realized price	$424	$383
- Average market price (COMEX)	$428	$409